EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS RECORD FIRST QUARTER ORDERS,

UP 44%, AND RECORD FIRST QUARTER BACKLOG, UP 64%

NEWPORT BEACH, CA—April 5, 2004—William Lyon Homes (NYSE: WLS) announced today preliminary net new home orders and backlog information for the three months ended March 31, 2004 which were at record levels.

Net new home orders for the three months ended March 31, 2004 were 1,092, a record for any quarter in the Company’s history and an increase of 44% as compared to 757 for the three months ended March 31, 2003.

The Company’s backlog of homes sold but not closed was 1,755 at March 31, 2004, a record for any first quarter in the Company’s history and an increase of 64% as compared to 1,069 at March 31, 2003.

	Three Months Ended March 31,
	2004	2003
Number of net new home orders:
California	834	500
Arizona	107	98
Nevada	151	159

	1,092	757

Average number of sales locations during period:
California	33	23
Arizona	5	6
Nevada	6	6

	44	35

Backlog of homes sold but not closed at end of period:
California	1,272	691
Arizona	252	187
Nevada	231	191

	1,755	1,069

The Company’s net new home orders for the three months ended March 31, 2004 include 344 homes from 14 joint venture communities, compared to 164 homes from 7 joint venture communities in the three months ended March 31, 2003.

The Company’s number of net new home orders per average sales location increased to 24.8 for the three months ended March 31, 2004 as compared to 21.6 for the three months ended March 31, 2003.

The Company’s cancellation rate for the three months ended March 31, 2004 was 12% as compared to 16% for the three months ended March 31, 2003.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at March 31, 2004 had 47 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.